Exhibit 99.9

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Exhibit 99.9

[LOGO]

Peoples Community Bancorp, Inc.

INVESTOR PRESENTATION

This presentation contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, in those and other portions of this document, the words “anticipate,” “believe,” “estimate,” “except,” “intend,” “should” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future looking events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

Summary of Offering

Issuer:	Peoples Community Bancorp, Inc.

Headquarters:	West Chester, Ohio

NASDAQ Symbol:	PCBI

Type of Offering:	Rights Offering and Secondary Offering

Offering details:

•         1,365,674 shares of common stock in a rights offering

•         Concurrent with the rights offering they are offering shares to the local community and general public

•         Currently 2,522,088 shares outstanding

•         Expires at 5:00 p.m., Eastern Time, on                                , 2004

•         The price per share will be $

•         Company will begin paying a $0.15 quarterly dividend upon successful completion of the offering

•         KBW is the marketing agent

Company Snapshot:

•                    At September 3, 2003, Peoples is a $740 million bank holding company headquartered in West Chester, OH

•                    13 branches located in the Cincinnati metro area

•                    The Bank plans to continue growing both internally and through acquisitions

Acquisition history:

		Completed
	Completion Date	Deal Value	Price/ Book	Price/ LTM EPS
Oakley Improved Building & Loan Co.	3/29/2000
Merged with Peoples and simultaneously converted to a full stockcompany and acquired Harvest Home
Harvest Home Financial Corp.	3/29/2000	16.5	158.9	29.5	x
After merging with Oakley and converting to a full stock company, Peoples acquired Harvest Home
Harvest Home shareholders received $9.00 cash and 0.9 shares of PCBI
Market Financial Corporation	3/30/2001	16.8	109.0	56.5	x
Peoples paid $13.00 in cash or stock
Kenwood Bancorp, Inc.	4/26/2002	7.5	170	NM
All cash deal $25.22 per share
AmerianaBancorp	9/30/2003
Acquired 2 branches including both deposits and loans from Amerianaat a premium of $6.5 million

Experienced Management Team

Paul E. Hasselbring:  Director and Chairman of the Board since 1990.  Director since 1967.

Jerry D. Williams:  Director, President and CEO – Director of Peoples since 1980.  Previously served as Managing Officer and Chief Executive Officer from 1979 -1998

Thomas J. Noe:  Director, EVP and Treasurer; previously, Chief Financial Officer and Treasurer since 2000.  Prior thereto, Managing Officer of The Oakley Improved Building and Loan Company in Cincinnati, Ohio, Between August 1999 and March 2000.  Between January 1994 and March 2000, Mr. Noeserved as the Chief Financial Officer for Enterprise Federal Bancorp, Inc.

John E. Rathkamp:  Director, Chief Lending Officer and Corporate Secretary.  Prior thereto, at Harvest Home Savings Bank in Cheviot, Ohio:  President since 1991; Secretary and Managing Officer since 1976; Director since 1971; and President of Harvest Home Financial Corporation.

Jerry Boate:  Senior Vice President.  Previously, Mr. Boatewas Executive Vice President of SunTrust Bank, Miami, Florida.

Dennis J Slattery:  Senior Vice President.  Previously, Mr. Slattery was the Executive Vice President and Treasurer of Harvest Home Financial Corporation.

Teresa O’Quinn:  Senior Vice President and Chief Financial Officer since September 2002; previously, Vice President since 2000.  Prior thereto, Ms. O’Quinn was Vice President of Harvest Home Savings Bank.

Lori M. Henn:  Senior Vice President since June 2003, and as compliance officer since 2000. Previously, First Vice President.

Proposed Director and Management Purchases

		Proposed Purchase			Pro Forma Percentage Ownership(2)
Name	Current Ownership	Number of Shares	Amount

Directors:
Paul E. Hasselbring	32,258		$50,000
Jerry D. Williams	90,222		200,000
John L. Buchanan	37,258		50,000
Donald L. Hawke	20,258		50,000
Nicholas N. Nelson	16,258		10,000
James R. Van DeGrift	25,358		50,000
Thomas J. Noe	154,310		1,525,000	(1)
John E. Rathkamp	31,232		60,000

Other Executive Officers:
Jerry Boate	11,110		60,000
Dennis J. Slattery	24,685		40,000

All Directors and Executive Officers of the Company as a group (12 persons)	467,584		2,175,000

(1)                                  To the extent shares of common stock are available, Mr. Noe may purchase up to $4.35 million of common stock but in no event more than 9.9% of the pro forma outstanding shares of common stock..

(2)                                  Based upon the sale of       shares.

Business Strategy

Enhance profitability and expand the franchise –Pursue growth both internally and through strategic acquisitions.  Peoples believes the internal growth will continue to come from loan originations, and multifamily residential loans, nonresidential real estate and land loans and construction loans.

Increase core deposits and lower the cost of funds –continue to build core deposits, with a focus on demand deposits

Efficiently manage capital –Peoples has kept efficient capital levels at the holding company by using borrowed funds, Trust Preferred securities and common equity to fund foreseeable growth, while maintaining a “well-capitalized” status on all regulatory capital ratios at the Banklevel

Attractive Marketplace – located in the Cincinnati metro area

[GRAPHIC]

Deposit Market Share

				Jun-03				Jun-02
				Deposits	%	% of		Deposits
Branch Address		City	County	($000s)	of List	City	County	($000s)

1	11 S Broadway Po Box 826	Lebanon	Warren	61,069	13.12	15.27	1.58	68,658
2	1101 Columbus Ave	Lebanon	Warren	29,660	6.37	7.42	0.77	8,546
3	2894 W 22 & Rt 3*	Maineville	Warren	11,066	2.38	10.62	0.29	11,552
4	5797 S State Rt 48	Maineville	Warren	10,797	2.32	10.36	0.28	2,624
5	6100 W Chester Rd	West Chester	Butler	70,831	15.22	13.94	2.31	52,384
6	7522 Hamilton Ave	Mount Healthy	Hamilton	61,824	13.28	100.00	0.18	57,699
7	3621 Harrison Ave	Cincinnati	Hamilton	53,503	11.49	0.16	0.16	47,995
8	7200 Blue Ash Rd*	Cincinnati	Hamilton	48,917	10.51	0.15	0.14	50,993
9	7711 Montgomery Rd	Cincinnati	Hamilton	47,242	10.15	0.14	0.14	39,182
10	3663 Ebenezer Rd	Cincinnati	Hamilton	26,924	5.78	0.08	0.08	17,254
11	4825 Marburg Ave	Cincinnati	Hamilton	19,884	4.27	0.06	0.06	15,796
12	3530 Springdale Rd	Cincinnati	Hamilton	16,434	3.53	0.05	0.05	13,309
13	125 Miami Ave	North Bend	Hamilton	7,365	1.58	100.00	0.02	4,604

	Totals:			465,516	100.00			390,596

* branches acquired on 9/30/03

Assets

[CHART]

Net Income

[CHART]

Earnings Per share

[CHART]

Loan Portfolio

[CHART]

Shifting Loan Mix

2003	1999

[CHART]	[CHART]

Deposit Base

[CHART]

Financial Performance

	Year Ended September 30,
	2003	2002	2001
EPS	1.51	1.29	1.08
Book Value per Share	18.52	17.11	15.48

ROAE	8.28	8.09	6.46
ROAA	0.59	0.67	0.65
Net Interest Margin	3.13	3.99	3.03
Efficiency Ratio	53.3	45.23	56.72

Return on Average Equity

[CHART]

Financial Highlights

	At or for the Year Ended
($000s except per share)	09/30/03	09/30/02	09/30/01	09/30/00	09/30/99

Assets	$738,683	$581,632	$415,970	$320,620	$90,299
Loans, net	$554,351	$504,012	$377,727	$196,485	$83,927
Securities	$146,205	$29,901	$9,244	$109,113	$2,758
Deposits	$455,900	$369,080	$233,063	$151,353	$77,691
Borrowings	$232,400	$152,950	$140,000	$134,500	$0
Equity	$46,699	$42,990	$38,778	$31,664	$11,787

Net interest income	$19,097	$18,114	$10,354	$5,338	$2,868
Loan loss provision	$4,198	$5,265	$2,449	$156	$150
Noninterest income	$610	$372	$134	$82	$16
Gain/loss on securities/other assets	$493	$-3	$4,713	$19	$0
Noninterest expense	$10,504	$9,817	$7,807	$3,263	$1,573
Income tax expense	$1,922	$2,392	$2,304	$462	$395
Net income	$3,724	$3,149	$2,324	$548	$766

Investment Considerations

Strong Earnings Growth – The Company’s earnings growth has been very strong.  For the past two years, EPS has grown at an 18% compound annual growth rate.

	9/30/03	9/30/02	9/30/01
EPS	$1.51	$1.29	$1.08

Financial Performance – In 2003, the efficiency ratio was 53.3%.  ROA in the latest quarter was .59%, while ROE was 8.28%.

Recent Stock Price – On 1/9/04 the stock price closed at $22.02, over the past six months the stock has traded between $20.60 and $24.60.

Dividend – $0.15 per quarter / $0.60 per year